Exhibit 99.1
news release

NYSE: TC
TSX: TCM
October 14, 2014

THOMPSON CREEK METALS COMPANY ANNOUNCES
THIRD QUARTER 2014 OPERATING RESULTS

Denver, Colorado - Thompson Creek Metals Company Inc. (“Thompson Creek” or the “Company”) announced today production results for the three and nine months ended September 30, 2014 for its three operating mines, Mt. Milligan, Thompson Creek and Endako. Total concentrate production for Mt. Milligan for the quarter ended September 30, 2014 was 31.2 thousand dry tonnes, with 16.3 million pounds of payable copper and 60.4 thousand ounces of payable gold. Total concentrate production for Mt. Milligan for the nine months ended September 30, 2014 was 89.1 thousand dry tonnes, with 46.5 million pounds of payable copper and 136.6 thousand ounces of payable gold. Molybdenum production from Thompson Creek and Endako mines was 6.6 million pounds for the third quarter of 2014 and 21.9 million pounds for the nine months ended September 30, 2014.

	Q3 2014		YTD 2014
	Production	Sales	Production	Sales
Copper and Gold
Mt. Milligan Mine
Payable Copper (million lbs)	16.3	16.5	46.5	49.2
Payable Gold (000's oz)	60.4	57.9	136.6	133.8

Molybdenum (1)

Thompson Creek Mine
Molybdenum (million lbs)	4.1	4.0	14.8	15.4

Endako Mine (75% share)
Molybdenum (million lbs)	2.5	2.7	7.1	7.4

Total Molybdenum (million lbs)	6.6	6.7	21.9	22.8
(1) Molybdenum production pounds reflected are molybdenum oxide and HPM from our mines.

Mt. Milligan Mine

The Company continued to advance the ramp-up of the Mt. Milligan Mine with increases in both gold and copper production. For the third quarter, the Company produced 60.4 thousand ounces of payable gold, compared to 37.0 thousand ounces of payable gold in the second quarter, an increase of 63%, primarily due to higher gold grades and recoveries. Payable copper production for the third quarter was 16.3 million pounds, compared to 16.0 million pounds in the second quarter. As expected, daily mill throughput continued to fluctuate throughout the quarter and averaged 40,445 tonnes per day, compared to 38,543 tonnes per day in the previous quarter. In the third quarter, throughput was impacted by downtime to make various adjustments to the grinding and flotation circuits, as well as fixing some minor mechanical and electrical issues. During the third quarter of 2014, the Company made three shipments of copper and gold concentrate under its sales agreements and received provisional payments for all three of such shipments. The timing of the gold and copper concentrate shipments and related provisional payments from Mt. Milligan are based on the structure of the Company’s sales agreements.

“We continue to experience improvements in the operation of the mill at Mt. Milligan,” said Jacques Perron, Chief Executive Officer of Thompson Creek. “The average throughput for the quarter was impacted by typical ramp-up issues and adjustments to the circuits that we believe will provide improved performance in the fourth quarter. We are confident that we will consistently achieve 80% of mill throughput design capacity by year-end. We continue to evaluate the potential need for a secondary crusher at the Mt. Milligan Mine and expect to announce a definitive plan by year-end,” added Mr. Perron.

Molybdenum Operations

In August, the Company completed mining Phase 7 ore at the Thompson Creek Mine and expects to continue the processing of stockpiled ore into December of this year. At the Endako Mine, operations continued to improve as a result of various mine and mill adjustments implemented in the first half of 2014.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is a diversified North American mining company. The Company’s principal operating properties are its 100%-owned Mt. Milligan Mine, an open-pit copper and gold mine and concentrator in British Columbia, its 100%-owned TC Mine, an open-pit molybdenum mine and concentrator in Idaho, its 75% joint venture interest in the Endako Mine, an open-pit molybdenum mine, concentrator and roaster in British Columbia, and the Langeloth Metallurgical Facility in Pennsylvania. The Company’s development projects include the Berg property, a copper, molybdenum, and silver exploration property located in British Columbia and the Maze Lake property, a gold exploration project located in the Kivalliq District of Nunavut, Canada. The Company’s principal executive office is located in Denver, Colorado. More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains ''forward-looking statements'' within the meaning of the United States Private Securities Litigation Reform Act of 1995 Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and applicable Canadian securities legislation. These forward-looking statements generally are identified by the words "believe," "project," "expect," "anticipate," "estimate," "intend," "future," "plan," "may," "should," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Our forward-looking statements include, without limitation, statements with respect to: future financial or operating performance of the Company or its subsidiaries and its projects; access to existing or future financing arrangements; future inventory, production, sales, payments from customers, cash costs, capital expenditures and exploration expenditures; future earnings and operating results; expected concentrate and recovery grades; estimates of mineral reserves and resources, including estimated mine life and annual production; statements as to the projected ramp-up of Mt. Milligan and other projects, including expected achievement of design capacities and whether additional crushing is needed; future operating plans and goals, including decision regarding Thompson Creek Mine; and future molybdenum, copper and gold prices.

Where we express an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, our forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from future results expressed, projected or implied by those forward-looking statements. Important factors that could cause actual results and events to differ from those described in such forward-looking statements can be found in the section entitled "Risk Factors" in Thompson Creek's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Although we have attempted to identify those material factors that could cause actual results or events to differ from those described in such forward-looking statements, there may be other factors, currently unknown to us or deemed immaterial at the present time that could cause results or events to differ from those anticipated, estimated or intended. Many of these factors are beyond our ability to control or predict. Given these uncertainties, the reader is cautioned not to place undue reliance on our forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

For more information, please contact:

Pamela Solly Director, Investor Relations and Corporate Responsibility Thompson Creek Metals Company Inc. Tel: (303) 762-3526 psolly@tcrk.com	Barbara Komorowski Renmark Financial Communications Inc. Tel: (514) 939-3989 bkomorowski@renmarkfinancial.com

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